EXHIBIT 99.1

Matritech Reports Second Quarter 2007 Financial Results

NMP22® BladderChek® Test Sales Increased 20%

Company Reaffirms 2007 Financial Guidance of $14.5 to $15.5 Million in Total Revenues

NEWTON, MA (July 31, 2007) – Matritech (Amex: MZT), a leading marketer and developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the second quarter ended June 30, 2007.

Revenue for the second quarter of 2007 was $3,300,000 compared with $2,823,000 for the second quarter of 2006, an increase of 17%.  Revenue recognized from sales of the NMP22 BladderChek Test increased 20% during the quarter to $2,681,000 compared to $2,230,000 in the second quarter of 2006.  NMP22 BladderChek Test sales accounted for approximately 90% of sales in the NMP22 product line.

The Company reported a loss from operations of $2,233,000 for the quarter ended June 30, 2007, compared with a loss from operations of $2,306,000 for the same period in 2006.  This 3% decrease was due primarily to increased sales of the NMP22 BladderChek Test.  The Company reported a net loss of $4,581,000 or $0.08 per share for the quarter ended June 30, 2007, compared with a net loss of $3,567,000 or $0.06 per share for the same period in 2006.

David L. Corbet, Matritech’s President and COO remarked, “We are pleased with the year-over-year growth in BladderChek Test sales in both the U.S. and Germany.  In Germany we are able to report another quarter of sales growth in our gynecology customer base.   While in the U.S., occupational health testing is gathering momentum; we are seeing increasing support for using the BladderChek Test to screen individuals in occupations at risk for bladder cancer.  We remain optimistic about the growth of sales of the BladderChek Test and reaffirm our 2007 guidance on total revenues of between $14.5 and $15.5 million.”

Mr. Corbet added, “UroToday.com recently launched the first web based Bladder Cancer Diagnosis and Monitoring Center. Matritech supported this initiative with an educational grant.  The new center offers urologists and other physicians clinically relevant publications, current clinical trials, media resources, and an Ask the Expert area where participants can receive answers to medical questions.  We believe our support of this new center reflects our leadership role in the early detection of bladder cancer.”

Revenue recognized from sales of the NMP22 BladderChek Test increased 19% during the first six months of 2007 to $5,473,000 as compared with $4,617,000 in the first six months of 2006.  Overall product sales for the first six months of 2007 were $6,647,000 compared to $5,678,000 for the first six months of 2006.  Total revenues for the first six months of 2007 were $6,713,000 compared to $5,732,000 for the first six months of 2006.

The Company reported a loss from operations of $4,255,000 for the six months ended June 30, 2007, compared with a loss of $4,503,000 for the same period in 2006.  The Company reported a net loss of $8,724,000 or $0.15 per share, for the six months ended June 30, 2007, compared with a net loss of $6,660,000 or $0.13 per share, for the same period in 2006.

Stephen D. Chubb, Matritech’s Chairman and CEO noted, “As we commented in our first quarter earnings announcement, we must secure further financing in order to meet our ongoing obligations, including possible cash payments on our outstanding debt. In June and July, most of our note holders deferred interest and principal payments due, which has been very helpful to the Company. We are actively exploring financing and strategic alternatives, but our range of financing options is restricted by our previously issued securities. We hope to be able to provide clarifying information about this situation in the near future.”

Mr. Chubb concluded, “We are delivering on our mission to help save lives by detecting cancer early. Screenings for bladder cancer have increased in high risk occupations, most notably firefighters. Recently, the San Francisco firefighter bladder cancer screening program, using the NMP22 BladderChek Test, diagnosed a cancer in a retired firefighter that could not be seen with a cystoscopic examination.  The BladderChek Test aided in the early diagnosis of a cancer that otherwise might not have been found until it was more advanced and less treatable.”

Review of NMP22® BladderChek® Test

American Urological Association (AUA) May 2007 Annual Meeting, Anaheim, CA.
The NMP22 BladderChek Test was featured in a plenary session and discussed during poster sessions. Highlights included:

•
New information from the NMP22 Investigation Group showing the use of the NMP22 BladderChek Test as a diagnostic tool in evaluating patients with risk factors for bladder cancer. Data showed positive predictive value (PPV) increased in patients at higher risk for bladder cancer. The predictive value of the NMP22 BladderChek Test demonstrates its utility as a diagnostic tool to help physicians with patient diagnosis and a management plan.

For example:
In men, the PPV of the NMP22 BladderChek Test was higher among those who were older, smokers, and patients with gross hematuria (factors considered to increase risk for bladder cancer).

The negative predictive value (NPV), or reliability of a negative test result, is enhanced in lower risk patients, up to 100% in women under age 65.

•
A large scale multi-site screening study that Dr. H. Barton Grossman is heading from the M.D. Anderson Cancer Center and supported by an NIH grant will get underway in the next several months. The study includes the use of the NMP22 BladderChek Test.

Scheduled Web Cast of Call Today
The Company has scheduled a conference call at 8:30 a.m. (ET) today to discuss the results of operations and provide a company update.  The call will be webcast and can be accessed on the Matritech web site at www.matritech.com.

Conference Call Dial-in Number
To access the conference call by telephone, the number in the United States is 800-591-6945. The International number is 617-614-4911. The participant pass code is 18241894.  The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.

About Matritech
Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22®  BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer.  Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 14 other U.S. patents.  In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer.  The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company’s expectations regarding future sales of the Company’s products, sales in specific target markets, screening studies, business prospects and financings and strategic alternatives are subject to a number of risks and uncertainties, many of which are beyond the Company’s control.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
###

Contact for Matritech:
Kathleen O’Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$3,299,631	$2,823,112	$6,713,370	$5,731,723

Cost of sales	785,280	748,957	1,544,713	1,539,032
Research, development and
clinical expense	592,928	725,886	1,233,302	1,557,347
Selling, general and
administrative expense	4,154,704	3,654,126	8,190,803	7,138,479

Loss from operations	(2,233,281)	(2,305,857)	(4,255,448)	(4,503,135)

Interest income	16,318	50,133	39,814	91,687
Interest expense	2,363,663	1,297,091	4,508,845	2,210,366
Other expense	—	14,248	—	37,908

Net loss	$(4,580,626)	$(3,567,063)	$(8,724,479)	$(6,659,722)

Basic/diluted
net loss per share	$(0.08)	$(0.06)	$(0.15)	$(0.13)

Basic/diluted
weighted average
number of common
shares outstanding	60,686,458	55,121,109	59,596,621	52,978,064

	June 30,	December 31,
	2007	2006

Cash & cash equivalents	$1,666,950	$1,460,403
Working capital	(5,799,610)	(3,606,729)
Total assets	5,832,871	5,505,875
Long-term debt (a)	16,775	95,227
Series A convertible preferred stock	104,312	104,312
Stockholders’ deficit	(5,195,559)	(2,900,452)

(a)  At June 30, 2007 and December 31, 2006 the face value of our current and long-term debt was $9,087,613 and $6,162,584 and the carrying value was $6,271,121 and $3,412,087, respectively.